EXHIBIT 99.1

Standard Parking Names Thomas L. Hagerman as Chief Operating Officer

CHICAGO, Oct. 1, 2007 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management services, today announced that it has appointed Thomas L. Hagerman, currently its Executive Vice President of Operations for the Company's Central Division, to the position of Executive Vice President and Chief Operating Officer. The appointment is effective October 1, 2007.

In his new role, Mr. Hagerman will have overall responsibility for supervising the Company's operations throughout North America, and will report to the Company's President and Chief Executive Officer, James A. Wilhelm. Mr. Wilhelm commented, "As our Company continues to grow, it is important that we continue to provide to our clients and customers a sharp focus on excellence in the delivery of our services and products. Tom's specific charge is to ensure this delivery and to bring new technologies, services and applications to our almost 2,000 locations in order to maximize their profitability for our clients, while at the same time providing our operating divisions with an efficient platform for service delivery in order to sustain our rapid growth. Tom has done an excellent job in his senior operating roles for us, and is especially qualified for his new position. I look forward to working with him in his capacity as our North American operations team leader."

Mr. Hagerman, a graduate of Ohio State University, has been in the parking industry for 15 years. He joined Standard Parking in 1997, and has served as the Company's Executive Vice President of Operations for its Central Division since July of 2004.

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 320 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

CONTACT: Standard Parking Corporation
         Michael K. Wolf, Executive Vice President and
          Chief Administrative Officer
         (312) 274-2070
         mwolf@standardparking.com